Exhibit 99.1

NEWS RELEASE

Skyline Corporation
2520 By-Pass Road
P.O. Box 743
Elkhart, Indiana 46515-0743
(574) 294-6521
Subject: FIRST QUARTER REPORT                                     Approved by: JON S. PILARSKI
ELKHART, INDIANA -— OCTOBER 9, 2009
SKYLINE REPORTS FISCAL 2010 FIRST QUARTER RESULTS
Sales for the first quarter of Skyline Corporation’s 2010 fiscal year were $35,874,000 compared to $62,597,000 last year. Net loss for the three month period was $3,907,000 equal to $0.47 per share, compared to a net loss of $4,146,000, or $0.49 per share, for the same period a year ago.
For Skyline’s manufactured housing group, sales for the first quarter of fiscal 2010 were $25,782,000 compared to $45,258,000 for the first quarter a year ago.
Skyline’s RV group recorded sales of $10,092,000 for the first three months of fiscal 2010 compared to $17,339,000 recorded for the first quarter of fiscal 2009.
Skyline continues to maintain its traditionally strong balance sheet with no debt and a healthy position in cash and U.S. Treasury Bills. This financial strength, along with a seasoned management team, should help the company meet the challenges ahead.
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Bringing America Home. Bringing America Fun.

SKYLINE CORPORATION AND SUBSIDIARY COMPANIES
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share and per share data)

	Three Months Ended
	August 31, (Unaudited)
	2009	2008
Sales	$35,874	$62,597

Loss before income taxes	(6,113)	(6,471)
Benefit for income taxes	2,206	2,325

Net loss	$(3,907)	$(4,146)

Basic loss per share	$(.47)	$(.49)

Number of weighted average common shares outstanding	8,391,244	8,391,244

SKYLINE CORPORATION AND SUBSIDIARY COMPANIES
CONSOLIDATED CONDENSED BALANCE SHEETS
(Dollars in thousands)

	August 31, (Unaudited)
ASSETS	2009	2008

Cash and temporary cash investments	$89,081	$106,127
Accounts receivable	5,887	15,700
Inventories	6,306	9,683
Other current assets	13,840	16,509

Total Current Assets	115,114	148,019

Property, Plant and Equipment, net	30,220	32,041

Noncurrent Deferred Tax Assets	12,171	4,054

Other Assets	5,459	6,259

Total Assets	$162,964	$190,373

LIABILITIES AND SHAREHOLDERS’ EQUITY

Accounts payable, trade	$1,669	$3,709
Accrued liabilities	13,980	17,180

Total Current Liabilities	15,649	20,889

Other Deferred Liabilities	7,991	8,923

Common stock	312	312
Additional paid-in capital	4,928	4,928
Retained earnings	199,828	221,065
Treasury stock, at cost	(65,744)	(65,744)

Total Shareholders’ Equity	139,324	160,561

Total Liabilities and Shareholders’ Equity	$162,964	$190,373